Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-231247 on Form N-2 of WhiteHorse Finance, Inc. of our report dated March 31, 2022, with respect to the consolidated statement of assets, liabilities and members’ equity of WHF STRS Ohio Senior Loan Fund LLC, including the consolidated schedule of investments, as of December 31, 2021, the related consolidated statements of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes, which report appears in the Annual Report on Form 10-K/A for the year ended December 31, 2021 of WhiteHorse Finance, Inc. dated March 31, 2022.

/s/Crowe LLP

Crowe LLP

New York, New York

March 31, 2022